EXHIBIT 3(i).1

                            ARTICLES OF INCORPORATION

                                       OF

                              VentureNet.com, Inc.

           The undersigned subscriber to these Articles of Incorporation, a natural person competent to contract, hereby forms a corporation under the laws of the State of Florida.

                                 ARTICLE I. NAME

           The name of the corporation shall be VentureNet.com, Inc.: The principal place of business of this corporation shall be 354 Brazilian Avenue, #5, Palm Beach, FL 33480.

                         ARTICLE II. NATURE OF BUSINESS

           This corporation may engage or transact in any and all lawful activities or business permitted under the laws of the United States, the State of Florida or any other state, country, territory or nation.

                           ARTICLE III. CAPITAL STOCK

           The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 50,000,000 shares of common stock having a par value of $.0001 per share; and 10,000,000 shares of preferred stock, with the specific terms, conditions, limitations, and preferences to be determined by the Board of Directors without shareholder approval.

                               ARTICLE IV. ADDRESS

           The street address of the initial registered office of the corporation shall be 265 Sunrise Avenue, Suite 204, Palm Beach, FL 33480, and the name of the registered agent of the corporation at that address is Donald F. Mintmire.

                          ARTICLE V. TERM OF EXISTENCE

           This corporation is to exist perpetually.

                              ARTICLE VI. DIRECTORS

           This corporation shall have no Directors, initially. The affairs of the Corporation will be managed by the shareholders until such time as Directors are designated as provided by the Bylaws.

                      ARTICLE VII. ACTION BY MAJORITY VOTE

           The By-Laws of the Corporation may provide that any matter to be voted upon by either the Directors or the Shareholders of the corporation shall require only a majority vote. Consents in writing of either the Directors or Shareholders need be approved only by a majority of such Directors or Shareholders.

       ARTICLE VIII. SPECIAL AUTHORITY OF BOARD OF DIRECTORS AND WAIVER OF
                                DISSENTERS RIGHTS

           The Board of Directors by a majority vote thereof shall be and are hereby authorized to enter into on behalf of the corporation and to bind the corporation without shareholder approval, any and all acts approving (a) the terms and conditions of a merger and/or a share exchange; and (b) divisions, combinations and/or splits of shares of any class or series of stock of the corporation, whether issued or unissued, with or without any change in the number of authorized shares; and shareholders affected thereby, shall not be entitled to dissenters rights with respect thereto under any applicable statutory dissenters rights provisions.

                            ARTICLE IX. INCORPORATOR

           The name and street address of the incorporator to these Articles of Incorporation is:

                     Donald F. Mintmire, Esq.
                     Mintmire & Associates
                     265 Sunrise Avenue
                     Suite 204
                     Palm Beach, Florida 33480.

                            ARTICLE X. EFFECTIVE DATE

           The corporation shall commence its existence on January 19, 2000.

                        ARTICLE XI. CONFLICT OF INTEREST

           Any related party contract or transaction must be authorized, approved or ratified at a meeting of the Board of Directors by sufficient vote thereon by directors not interested therein or the transaction must be fair and reasonable to the Corporation.

                          ARTICLE XII. INDEMNIFICATION

           The Corporation shall indemnify its Officers, Directors, Employees and Agents in accordance with the following:.

                     (a) The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was otherwise serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct to be unlawful. The termination of any action, suit or proceeding, by judgment, order, settlement, conviction upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe the action was unlawful.

                    (b) The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to whether such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

                   (c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Sections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

                    (d) Any indemnification under Section (a) or (b) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the officer, director, employee or agent is proper under the circumstances, because he has met the applicable standard of conduct set forth in Section (a) or (b) of this Article. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the affirmative vote of the holders of a majority of the shares of stock entitled to vote and represented at a meeting called for that purpose.

                    (e) Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized in Section (d) of this Article, upon receipt of an understanding by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

                    (f) The Board of Directors may exercise the Corporation's power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article.

                     (g) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under these Amended Articles of Incorporation, the Bylaws, agreements, vote of the shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such a person.

          ARTICLE XIII. LAW APPLICABLE TO CONTROL-SHARE VOTING RIGHTS.

                     The provisions set forth in Fl. Stat. 607.0902 do not apply to control-share acquisitions of shares of the Corporation.

           IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal on this 19th day of January 2000.


                                               /s/ Donald F. Mintmire
                                               ---------------------------
                                               Donald F. Mintmire


           STATE OF FLORIDA
           COUNTY OF PALM BEACH

           The foregoing instrument was acknowledged before me this 19th day of January 2000, by Donald F. Mintmire, who is personally known to me and who (did/did not) take an oath.



                     [Seal]                   /s/ Lisa R. Luckman
                                              ------------------------
                                              Notary Public


           Donald F. Mintmire, having been designated to act as Registered Agent, hereby agrees to act in this capacity.


                                               /s/ Donald F. Mintmire
                                               ---------------------------
                                               Donald F. Mintmire